Exhibit 99.3
California Resources Corporation
________

BUSINESS ETHICS
AND CORPORATE POLICIES

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[Begin Excerpt]
Insider Trading
Trading securities based on Material nonpublic information is illegal and can harm our reputation.
Directors, officers, other employees, and any Relatives or other persons who are living with such persons, as well as persons or entities whose trading activities are directed by such persons or are under the influence or control of such persons:
•May not gain from any Material nonpublic information relating to the Company or any publicly-traded Commercial Counterparty.
•Who possess Material nonpublic information may not purchase or sell any securities of the Company or any such Commercial Counterparty. Purchases and sales are broadly defined:
oEntering into a contract for a purchase or sale is the same as making the actual purchase or sale.
oDerivatives transactions and stock option exercises should be considered purchases or sales.
•Who possess Material nonpublic information may not gift the Company’s securities where such person knew or was reckless in not knowing that the recipient would sell the securities prior to the disclosure of such Material nonpublic information.
•May not disclose any such Material nonpublic information to others for use by such person for buying or selling securities of the Company or any publicly-traded Commercial Counterparty, or make recommendations or express opinions to others on the basis of Material nonpublic information as to buying or selling any securities of such company.
•Must also comply with our policy on use of Confidential Information.
•May not:
osell the Company’s securities short;
obuy or sell options, hedges, prepaid variable forwards, equity swaps, exchange funds, forward-sale contracts, collars, other derivatives or monetizations on Company securities; and

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ohold Company securities in margin accounts or other programs that may buy or sell Company securities without specific direction (other than broad-based mutual funds).
•May not mortgage or pledge Company securities as collateral for a loan.
Do not
•Permit Commercial Counterparties to use Company information to trade securities in violation of law.
To do
•If you are a director, Section 16 Officer, comply with our policies on reporting your activity in Company securities, which are available from the legal department.
•If you are a director, Section 16 Officer or regularly come into possession of Material nonpublic information (e.g., in your role in the accounting, finance or legal departments) comply with our pre-clearance and blackout policies available from the legal department.
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable federal and state securities laws and rules when engaging in transactions in the Company’s securities.
[End Excerpt]

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